Exhibit 5

Transactions in Class A Common Stock during the 60 days ended June 17, 2025

Transaction Date	Nature of Transaction	Quantity	Weighted Average Price Per Share*	Price Range
				Min	Max
6/3/2025	Sale	7,514	$204.71	$204.70	$204.74
6/13/2025	Sale	357	$205.33	$205.005	$205.855
6/13/2025	Sale	2,268	$206.75	$206.07	$207.05
6/13/2025	Sale	7,971	$207.90	$207.08	$208.07
6/13/2025	Sale	55,368	$208.54	$208.08	$209.07
6/13/2025	Sale	23,269	$209.44	$209.10	$210.04
6/13/2025	Sale	6,224	$210.69	$210.10	$211.08
6/13/2025	Sale	16,926	$211.71	$211.12	$212.11
6/13/2025	Sale	20,764	$212.59	$212.13	$213.12
6/13/2025	Sale	10,055	$213.48	$213.13	$214.04
6/13/2025	Sale	1,402	$214.71	$214.14	$215.00
6/13/2025	Sale	2,196	$215.48	$215.33	$215.80
6/13/2025	Sale	2,252	$216.72	$216.36	$217.35
6/13/2025	Sale	2,569	$217.93	$217.41	$218.40
6/13/2025	Sale	3,250	$219.24	$218.50	$219.49
6/13/2025	Sale	2,599	$219.94	$219.51	$220.50
6/13/2025	Sale	2,184	$220.85	$220.55	$221.52
6/13/2025	Sale	2,984	$222.00	$221.58	$222.33
6/13/2025	Sale	2,086	$223.04	$222.85	$223.65
6/13/2025	Sale	888	$224.34	$224.18	$224.87
6/13/2025	Sale	1,063	$225.48	$225.32	$226.04
6/13/2025	Sale	931	$227.38	$226.89	$227.63
6/13/2025	Sale	5,027	$228.19	$227.99	$228.90
6/13/2025	Sale	34	$230.00	—	—

*The Reporting Person undertakes to provide the Issuer, any security holder of the Issuer or the SEC staff, upon request, all information regarding the number of shares sold at each price within the ranges set forth in the table above.